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EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES

(Unaudited)
(Dollar amounts in thousands)





                                  Nine Months Ended                   Fiscal Year Ended
                                  October 28 October 29    January 28 January 29 January 30 February 1 February 2
                                     1995       1994         1995        1994       1993       1992       1991
Consolidated pretax income          $222,637  $214,293       $406,110   $399,534   $375,330   $322,157   $280,778
Fixed charges (less capitalized
interest)                             98,285   106,297        145,921    152,568    142,857    128,891    115,091

EARNINGS                            $320,922  $320,590       $552,031   $552,102   $518,187   $451,048   $395,869


Interest                             $86,980   $93,569       $124,282   $130,915   $121,940   $109,386    $97,032
Capitalized interest                   2,781     1,764          2,545      1,882      1,646      3,574      1,928
Interest factor in rent expense       11,305    12,728         21,639     21,653     20,917     19,505     18,059

FIXED CHARGES                       $101,066  $108,061       $148,466   $154,450   $144,503   $132,465   $117,019


Ratio of earnings to fixed charges      3.18      2.97           3.72       3.57       3.59       3.41       3.38


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